PRESS RELEASE

Dated: December 20, 2006

FOR IMMEDIATE DISTRIBUTION

CONTACT: Joseph D. Borgerding

President & CEO

Ph: 434-292-8100 or Email: Joe.Borgerding@cbtva.com

Extra Dividend for Citizens Bancorp of Virginia Shareholders

BLACKSTONE, VA – Citizens Bancorp of Virginia, Inc. (OTC Bulletin Board: CZBT), parent company for Citizens Bank and Trust Company, announces that the Board of Directors approved a quarterly cash dividend of $.16 per share and an extra cash dividend of $.05 per share on December 20, 2006. In announcing the quarterly dividend, Mr. Joseph D. Borgerding, President and Chief Executive Officer said, “The Directors of the Company believe that the shareholders should share in the excellent earnings performance during 2006 and it is in this light that the extra cash dividend was approved. Our shareholders are loyal supporters of the Company and this extra dividend is the opportunity to reward them for this loyalty and to share in our successes.”

The quarterly and special cash dividends are both payable on January 12, 2007, to shareholders of record as of the close of business on January 3, 2007. Based upon the closing stock price recorded on December 18, 2006 of $18.65 per share, the quarterly dividend, excluding the extra cash dividend, results in an annualized yield of 3.47%.

Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia with $280 million in assets as of September 30, 2006. Its subsidiary, Citizens Bank and Trust Company, was founded in 1873 and is the second oldest independent bank in Virginia. The bank has ten banking offices in Amelia, Nottoway, Prince Edward, Chesterfield counties, the City of Colonial Heights and South Hill, which provide financial services to individuals and small to medium size businesses.

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This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from these statements. Please refer to Citizens Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Citizens’ forward-looking statements. Citizens Bancorp undertakes no obligation to revise these statements following the date of this press release.

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